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                                                                       EXHIBIT 1

                                  HEMOSOL INC.
                    PLAN OF ARRANGEMENT UNDER SECTION 182 OF
                     THE BUSINESS CORPORATIONS ACT (ONTARIO)

                                   ARTICLE 1
                                 INTERPRETATION

1.1       DEFINITIONS

          In this Plan of Arrangement and the Appendices hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

          "ACT" means the Business Corporations Act (Ontario), as now enacted or as the same may from time to time be amended, re-enacted or replaced (and in the case of such amendment, re-enactment or replacement, any reference herein shall be read as referring to such amended, re-enacted or replaced provisions).

          "ARRANGEMENT" means the arrangement under section 182 of the Act on the terms and conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Plan of Arrangement.

          "ARRANGEMENT AGREEMENT" means the arrangement agreement made as of the 11th day of February, 2004 between the Corporation and MDS to which this Plan of Arrangement is attached as Exhibit 1 and forms a part, and all amendments and supplements thereto and restatements thereof.

          "BLOOD PRODUCTS ASSETS" means all of the assets owned or leased by the Corporation immediately prior to the Effective Time.

          "BLOOD PRODUCTS CONTRIBUTION AGREEMENT" means the contribution agreement dated the Effective Date between the Corporation and the Blood Products Limited Partnership pursuant to which the Blood Products Limited Partnership acquires the Blood Products Assets and assumes the Blood Products Liabilities from the Corporation.

          "BLOOD PRODUCTS LIABILITIES" means all liabilities (contingent and otherwise) and other obligations of the Corporation immediately prior to the Effective Time.

          "BLOOD PRODUCTS LIMITED PARTNERSHIP" means Hemosol LP, the limited partnership formed under the laws of Ontario by the Corporation and New Hemosol on April 20, 2004 to acquire the Blood Products Assets and assume the Blood Products Liabilities and otherwise carry on the business of the Corporation on and after the Effective Time.


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          "BLOOD PRODUCTS LP AGREEMENT" means the limited partnership agreement dated April 20, 2004 between the Corporation and New Hemosol that sets out the terms and conditions of the Blood Products Limited Partnership.

          "BLOOD PRODUCTS LP UNIT" means a partnership unit of the Blood Products Limited Partnership.

          "BOARD OF DIRECTORS" means the board of directors of the Corporation from time to time.

          "BUSINESS DAY" means a day, other than Saturday, Sunday, or a statutory or civic holiday in Toronto, Canada.

          "CASH FLOW", for any Distribution Period, shall equal the following:

          (i) all cash or cash equivalents which are received by the Corporation in such Distribution Period, including, without limitation, any distributions received by the Corporation from the Partnerships;

          plus:

          (ii) all cash or cash equivalents received by the Corporation in any prior Distribution Period to the extent not previously distributed unless such amounts have been set aside by the Board of Directors in a prior Distribution Period for distribution to the holders of the Class A Common Shares and/or the Class B Non-Voting Shares in a subsequent Distribution Period, in which case such amounts set aside shall not be included in Cash Flow;

          less the following amounts (referred to collectively as the "Cash Flow Deductions"):

          (iii) all costs, expenses and debts of the Corporation which, in the opinion of the Board of Directors, may reasonably be considered to have accrued or become owing in respect of, or which relate to, such Distribution Period or a prior Distribution Period if not deducted in the calculation of Cash Flow for such prior period;

          (iv) any tax liability of the Corporation in respect of, or which relates to, such Distribution Period; and

          (v) any cash or cash equivalents which are received by the Corporation in the Distribution Period which the Board of Directors has determined to set aside for distribution to the holders of the Class A Common Shares and/or the Class B Non-Voting Shares in a subsequent Distribution Period.


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          "CLASS A COMMON SHARES" means shares in the capital of the Corporation of a class designated as Class A common shares to be created and issued pursuant to this Plan of Arrangement and having the attributes as a class set out in the Share Conditions.

          "CLASS B NON-VOTING SHARES" means the shares in the capital of the Corporation of a class designated as Class B non-voting shares to be created and issued pursuant to this Plan of Arrangement and having the attributes as a class set out in the Share Conditions.

          "CLASS C PREFERRED SHARES" means the shares in the capital of the Corporation of a class designated as Class C preferred shares to be created and issued pursuant to this Plan of Arrangement and having the attributes as a class set out in the Share Conditions.

          "CLASS C REDEMPTION AMOUNT" has the meaning assigned thereto in clause
5.4.1 of Appendix A.

          "COMMON SHARES" means the issued and outstanding common shares in the capital of the Corporation.

          "CONVERTIBLE SECURITIES" means all securities of the Corporation that are convertible or exercisable into or otherwise give the holder the right to acquire Common Shares or other securities of the Corporation, other than Options, which are outstanding immediately prior to the Effective Time.

          "CORPORATION" means Hemosol Inc., a corporation incorporated under the laws of Ontario.

          "COURT" means the Ontario Superior Court of Justice.

          "DISTRIBUTABLE CASH FLOW" for, or in respect of, a Distribution Period shall be the Cash Flow of the Corporation for such Distribution Period, together with any Cash Flow set aside in a prior Distribution Period for distribution to the holders of the Class A Common Shares and/or the Class B Non-Voting Shares in a subsequent Distribution Period which the Board of Directors has determined to distribute in respect of the current Distribution Period, less any amount which the Board of Directors may reasonably consider to be necessary to provide for the payment of any costs and repayments of debts which have been or will be incurred in the activities and operations of the Corporation in addition to the Cash Flow Deductions.

          "DISTRIBUTION PERIOD" means each month in each calendar year from and including the first day thereof and to and including the last day thereof, provided that the first Distribution Period shall begin on (and include) the Effective Date and shall end on (and include) the last day of the month in which the Effective Date occurs.

          "EFFECTIVE DATE" means the date upon which this Plan of Arrangement becomes effective as established by the date of issue shown on the certificate of arrangement giving effect to the Arrangement issued by the Director pursuant to section 183 of the Act.

          "EFFECTIVE TIME" means 11:59 p.m. (Toronto time) on the Effective
Date.

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          "EXISTING STOCK OPTION PLAN" means the Corporation's stock option plan dated December 7, 2000.

          "ESCROW AGREEMENT" means the escrow agreement dated the Effective Date between the Corporation, New Hemosol, and an escrow agent mutually acceptable to the Corporation and New Hemosol, acting reasonably.

          "FINAL ORDER" means the order of the Court made in connection with the approval of the Arrangement as such order may be amended or modified by the highest court which hears an appeal in respect of such order.

          "INITIAL SHARE" means the one New Hemosol Share held by the Corporation immediately prior to the Effective Time.

          "INTERIM ORDER" means the interim order of the Court, as it may be amended, made in connection with the Arrangement as contemplated by section 2.2 of the Arrangement Agreement.

          "LABS ASSETS" means the assets of the Labs Business that will be contributed to the Labs Limited Partnership by MDS pursuant to the terms of the Labs Contribution Agreement.

          "LABS BUSINESS" means the clinical laboratory services business carried on by MDS in Ontario immediately prior to the Effective Time which, for greater certainty, does not include diagnostic imaging, water testing, real estate investments, the Executive Health Clinic, MDS' joint venture with University Health Network called Toronto Medical Laboratories and MDS' financial interest in Windsor Medical Laboratories.

          "LABS CONTRIBUTION AGREEMENT" means the contribution agreement dated the Effective Date between MDS and the Labs Limited Partnership pursuant to which MDS contributes the Labs Assets to the Labs Limited Partnership.

          "LABS LIMITED PARTNERSHIP" means MDS Laboratory Services, L.P., a limited partnership formed by MDS and Subco under the laws of Ontario on April 13, 2004 to acquire the Labs Assets and carry on the Labs Business on and after the Effective Time.

          "LABS LIMITED PARTNERSHIP INTEREST" means the 99.99% limited partnership interest in the Labs Limited Partnership.

          "LABS LP AGREEMENT" means the limited partnership agreement dated as of April 13, 2004 between MDS and Subco that sets out the terms and conditions of the Labs Limited Partnership.

          "LABS LP UNIT" means a limited partnership unit of the Labs Limited Partnership.

          "MDS" means MDS Inc., a corporation governed by the laws of Canada.


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          "MDS CLASS A COMMON SHARES" means that number of Class A Common Shares equal to the difference between (a) 47.5% of the Class A Common Shares issued and outstanding upon completion of the Arrangement or such lesser number of Class A Common Shares determined by MDS in its sole discretion and (b) the number of Class A Common Shares held by MDS, directly or indirectly, immediately prior to the transfer of the Labs Limited Partnership Interest to the Corporation.

          "MDS CLASS B NON-VOTING SHARES" means that number of Class B Non-Voting Shares that will result in MDS holding (in combination with the MDS Class A Common Shares) 99.5% of the total number of issued and outstanding Class A Common Shares and Class B Non-Voting Shares upon completion of the Arrangement.

          "MEETING" means the special meeting of holders of Common Shares and Convertible Securities and any adjournment(s) or postponement(s) thereof, called and held in accordance with the Interim Order to consider, among other things, a special resolution in respect of the Arrangement.

          "MOU" means the memorandum of understanding between MDS and the Corporation dated October 22, 2002, as amended on December 23, 2003 relating to the issuance of Tranche B Warrants in certain circumstances.

          "NEW HEMOSOL" means Hemosol Corp., a corporation incorporated under the Act on February 24, 2004 and which immediately prior to the Effective Time is a wholly-owned subsidiary of the Corporation.

          "NEW HEMOSOL MOU" means the memorandum of understanding between MDS and New Hemosol dated the Effective Date relating to the issuance of warrants to purchase up to 2,000,000 New Hemosol Shares on substantially the same terms as the Tranche B Warrants except that the number of warrants vesting each month shall be reduced by 50% and the exercise price shall be reduced by $0.04.

          "NEW HEMOSOL OPTIONS" means options to acquire New Hemosol Shares issued under the New Hemosol Stock Option Plan.

          "NEW HEMOSOL SHARE" means a common share in the capital of New
Hemosol.

          "NEW HEMOSOL STOCK OPTION PLAN" means the employee stock option plan of New Hemosol dated the Effective Date.

          "OPTION" means an option to purchase Common Shares issued by the Corporation pursuant to the Existing Stock Option Plan and which is outstanding immediately prior to the Effective Time.

          "PARTNERSHIP INTEREST TRANSFER AGREEMENT" means the transfer agreement dated the Effective Date between MDS and the Corporation pursuant to which MDS will transfer the Labs Limited Partnership Interest to the Corporation and surrender for cancellation 500,000 Tranche A Warrants and the right to acquire 2,000,000 Tranche B Warrants and the Corporation shall issue to MDS the MDS Class A Common Shares and the MDS Class B Non-Voting Shares


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and will grant a right of first refusal and option in respect of the Labs
Limited Partnership Interest to MDS.

          "PARTNERSHIP INTERESTS" means, collectively, the limited partnership interests in each of the Partnerships acquired by the Corporation as part of the Arrangement.

          "PARTNERSHIPS" means, collectively, the Blood Products Limited Partnership and the Labs Limited Partnership.

          "PERSON" includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organisation, or any other entity recognised by law or considered to be a person for purposes of the Tax Act.

          "PLAN OF ARRANGEMENT" means this plan of arrangement as amended, supplemented or restated from time to time, together with the Appendices hereto.

          "SHARE CONDITIONS" means conditions of the Class A Common Shares, Class B Non-Voting Shares and Class C Preferred Shares as set out in Appendix A hereto.

          "SPECIFIED OPTIONS" means collectively (i) 2,766,225 Options with an exercise price of $0.90 per Common Share issued on October 29, 2003 conditional upon TSX and shareholder approval; (ii) 775,000 Options with an exercise price of $1.60 per Common Share issued on December 11, 2003 conditional upon TSX and shareholder approval; (iii) 5,613 Options with an exercise price of $0.93 per Common Share issued on June 3, 2003; (iv) 164,000 Options with an exercise price of $2.10 per Common Share issued on February 10, 1998, of which 124,000 are outstanding as of the date hereof; (v) 30,000 Options with an exercise price of $2.26 per Common Share issued on December 17, 2002; (vi) 36,000 Options with an exercise price of $2.45 per Common Share issued on April 30, 1998; (vii) 30,000 Options with an exercise price of $2.45 per Common Share issued on April 30, 1998, of which 17,500 are outstanding as of the date hereof; (viii) 10,000 Options with an exercise price of $3.85 per Common Share issued on February 11, 1997; (ix) 34,240 Options with an exercise price of $4.60 per Common Share issued on May 21, 1999; (x) 10,480 Options with an exercise price of $4.60 per Common Share issued on May 21, 1999; (xi) 30,000 Options with an exercise price of $6.30 per Common Share issued on December 13, 2001; (xii) 24,057 Options with an exercise price of $6.63 per Common Share issued on February 8, 1996; (xiii) 10,431 Options with an exercise price of $15.10 per Common Share issued on February 9, 2000; (xiv) 4,104 Options with an exercise price of $15.10 per Common Share issued on February 9, 2000; (xv) 37,705 Options with an exercise price of $15.25 per Common Share issued on December 7, 2000; (xvi) 10,000 Options with an exercise price of $15.25 per Common Share issued on December 7, 2000; (xvii) 3,832 Options with an exercise price of $15.25 per Common Share issued on December 7, 2000; and (xviii) 2,500 Options with an exercise price of $15.25 per Common Share issued on December 7, 2000.

          "SUBCO" means MDS Laboratory Services Inc., a wholly-owned subsidiary of MDS incorporated under the Canada Business Corporations Act on December 19, 2003.

          "TAX ACT" means the Income Tax Act (Canada), as now enacted or as the same may from time to time be amended, re-enacted or replaced (and in the case of such amendment,


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re-enactment or replacement, any reference herein shall be read as referring to such amended, re-enacted or replaced provisions).

          "TRADING DAY" means a day, other than a Saturday or Sunday, when the Toronto Stock Exchange and the Nasdaq National Market are open for trading.

          "TRANCHE A WARRANTS" means the warrants of the Corporation issued to MDS entitling MDS to acquire, on the due exercise thereof, up to 6,000,000 Common Shares, on the terms and conditions set out in the warrant certificate dated November 22, 2002.

          "TRANCHE B WARRANTS" means warrants of the Corporation to purchase up to 4,000,000 Common Shares to be issued to MDS in certain circumstances on the terms and conditions set out in the MOU.

1.2       INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

          The division of this Plan of Arrangement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.3       NUMBER, GENDER

          Unless the subject matter or context requires the contrary, words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders.

1.4       CURRENCY

          All sums of money referred to in this Plan of Arrangement are expressed and shall be payable in Canadian dollars.

1.5       TIME

          Time shall be of the essence in each and every matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time at Toronto, Ontario.

1.6       GOVERNING LAW

          This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

1.7       THE ARRANGEMENT AGREEMENT

          The Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement. The implementation of this Plan of Arrangement is expressly subject to the fulfilment or waiver by the party or parties thereto entitled of the conditions precedent set out in the Arrangement Agreement.


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                                    ARTICLE 2
                                 THE ARRANGEMENT

2.1       THE ARRANGEMENT

          At the Effective Time, the following shall occur and shall be deemed to have occurred in the following order without any further act or formality:

     (a) Subco shall contribute $50,000 to the Labs Limited Partnership for its 0.01% general partnership interest in the Labs Limited Partnership pursuant to the terms of the Labs LP Agreement;

     (b) in accordance with the terms of the Labs Contribution Agreement, MDS shall contribute the Labs Assets to the Labs Limited Partnership and the Labs Limited Partnership shall issue the Labs Limited Partnership Interest to MDS in consideration therefor;

     (c) New Hemosol shall contribute $6,000 to the Blood Products Limited Partnership and the Blood Products Limited Partnership shall issue one Blood Products LP Unit to New Hemosol in consideration therefor;

     (d) in accordance with the Blood Products Contribution Agreement, the Corporation shall contribute the Blood Products Assets to the Blood Products Limited Partnership and, in consideration therefor, the Blood Products Limited Partnership shall assume the Blood Products Liabilities and issue 9,999 Blood Products LP Units to the Corporation;

     (e)  all Options shall be cancelled and shall cease to be outstanding and
          (i) all holders of Options who have consented to the treatment of their Options as contemplated in this clause (i) shall receive in exchange for each of such cancelled Options that are Specified Options, one New Hemosol Option with vesting and exercise terms equivalent to such cancelled Specified Options and an exercise price equal to the exercise price of such cancelled Specified Option less $0.04 and shall receive no New Hemosol Options in exchange for their cancelled Options that are not Specified Options; and (ii) all holders of Options who have not consented to the treatment of their Options as contemplated in the preceding clause (i) and all holders of Options who do not hold any Specified Options shall receive in exchange for each of such cancelled Options, one New Hemosol Option with vesting and exercise terms equivalent to such cancelled Option and an exercise price equal to the exercise price of such cancelled Option less $0.04;

     (f) the articles of the Corporation shall be amended to create and authorize the issuance of an unlimited number of Class A Common Shares and Class B Non-Voting Shares and that number of Class C Preferred Shares equal to the number of issued and outstanding Common Shares of the Corporation immediately prior to the Effective Time in each case having the rights, privileges, restrictions and conditions set forth in the Share Conditions;


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     (g)  the Initial Share shall be purchased for cancellation by New Hemosol from the Corporation in consideration for a cash payment of $1.00;

     (h) each holder of Common Shares shall be deemed to have exchanged each issued and outstanding Common Share for one Class A Common Share and one Class C Preferred Share and each such Common Share shall be cancelled such that upon the completion of the foregoing no Common Shares shall be outstanding;

     (i) the amount to be added to the stated capital account maintained for the Class C Preferred Shares in respect of each Class C Preferred Share shall be equal to the Class C Redemption Amount;

     (j) the amount to be added to the stated capital account maintained for the Class A Common Shares shall be equal to the fair market value of the Common Shares, being $75,994,000, subject to any reduction required by subsection 86(2.1) of the Tax Act, less the aggregate Class C Redemption Amount;

     (k) the stated capital account maintained in respect of the Common Shares shall be decreased to zero;

     (l) each holder of Class C Preferred Shares shall be deemed to have transferred each issued and outstanding Class C Preferred Share to New Hemosol in exchange for one New Hemosol Share such that following such transfer all issued and outstanding Class C Preferred Shares are held by New Hemosol;

     (m) the Tranche A Warrants shall be amended, in partial consideration for the issuance of Class A Common Shares and Class B Non-Voting Shares as provided in paragraph (q), so that the aggregate number of Class A Common Shares to which MDS is entitled thereunder shall be reduced by 500,000 with such reduction to be effected by reducing by 50% MDS' entitlement to acquire Class A Common Shares which entitlement has vested (or will vest) on February 22, 2004, March 22, 2004 and April 22, 2004;

     (n) New Hemosol shall assume the obligations of the Corporation under the Convertible Securities as if such Convertible Securities were a right to acquire New Hemosol Shares (other than a reduction of the exercise price of each Convertible Security by $0.04) and the Corporation shall redeem all issued and outstanding Class C Preferred Shares held by New Hemosol for a redemption price per Class C Preferred Share equal to the Class C Redemption Amount which consideration for the assumption and the redemption price shall be paid by the transfer to New Hemosol of 9,112 Blood Products LP Units and the cash payment of $16,000,000;

     (o) the MOU shall be terminated in partial consideration for the issuance by the Corporation of Class A Common Shares and Class B Non-Voting Shares as provided in paragraph (q) and New Hemosol and MDS shall enter into the New Hemosol MOU;


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     (p)  New Hemosol shall subscribe for 2,500 additional Blood Products LP
          Units in consideration for a subscription price of $15,000,000 such that following such subscription New Hemosol shall hold 11,613 Blood Products LP Units and the Corporation shall hold 887 Blood Products LP Units;

     (q) the Corporation shall issue to MDS the MDS Class A Common Shares and the MDS Class B Non-Voting Shares in consideration for the Labs Limited Partnership Interest transferred from MDS in accordance with the terms of the Partnership Interest Transfer Agreement and the surrender to the Corporation of 500,000 Tranche A Warrants and the surrender to the Corporation of the right to acquire 2,000,000 Tranche B Warrants;

     (r) the amount to be added to the stated capital account maintained by the Corporation for the Class A Common Shares and the Class B Non-Voting Shares in respect of the shares issued in (q) shall be equal to the value of the consideration received for the issuance of such shares less the deduction required by subsection 85(2.1) of the Tax Act;

     (s) the articles of the Corporation shall be amended to change the name of the Corporation to "LPBP Inc." to delete the provisions relating to registered office, number of directors, authorized share capital and share conditions of the Common Shares and the special shares of the Corporation and to add the provisions set out in Appendix A relating to registered office, number of directors, corporate objects, authorized capital and share conditions;

     (t) the board of directors of the Corporation shall consist of four (4) members initially being: Edward E. McCormack, Mitchell J. Kostuch, Wilfred G. Lewitt and Edward K. Rygiel; and

     (u)  the year-end of the Corporation shall be October 31.

                                    ARTICLE 3
                                  CERTIFICATES

3.1       COMMON SHARE CERTIFICATES

          After the Effective Time until the close of business on the fifth Trading Day following the Effective Date, certificates formerly representing Common Shares shall represent and be deemed to represent only the right to receive New Hemosol Shares and Class A Common Shares in accordance with this Plan of Arrangement. Following the close of business on the fifth Trading Day following the Effective Date, such certificates shall cease to represent a claim or interest of any kind or nature, including a claim for dividends or other distributions, against the Corporation or New Hemosol.

3.2       NEW SHARE CERTIFICATES

          As soon as practicable, certificates representing New Hemosol Shares and Class A Common Shares shall be mailed to those persons whose names appear on the register of


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                                      -11-


holders of Common Shares at the close of business on the fifth Trading Day following the Effective Date.

3.3       OPTIONS AND CONVERTIBLE SECURITY AGREEMENTS

          After the Effective Time, (a) the agreements providing for the Options shall represent only the right to receive the New Hemosol Options to which the holders thereof are entitled under the Arrangement and (b) the agreements providing for the Convertible Securities shall represent only the right to exercise into New Hemosol Shares as contemplated under the Arrangement.

                                   ARTICLE 4
                                   AMENDMENTS

4.1       AMENDMENTS

          The parties to the Arrangement Agreement may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be: (i) set out in writing; (ii) filed with the Court and, if made following the Meeting, approved by the Court; and (iii) communicated to holders of Common Shares if and as required by the Court.

4.2       APPROVAL AT MEETING

          Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the parties to the Arrangement Agreement at any time prior to or at the Meeting with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

4.3       AFTER EFFECTIVE TIME

          Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time but shall only be effective if it is consented to by each of the parties to the Arrangement Agreement and New Hemosol, provided that it concerns a matter which, in the reasonable opinion of the parties to the Arrangement Agreement and New Hemosol is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the parties to the Arrangement Agreement, New Hemosol or any former holder of Common Shares or Options.


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                                   APPENDIX A

                                   ARTICLE 1
                                REGISTERED OFFICE

1.1 The registered office of the Corporation is 100 International Boulevard, Toronto, Ontario M9W 6J6.

                                    ARTICLE 2
                                    DIRECTORS

2.1 The number of directors of the Corporation shall be a minimum of four and a maximum of six.

                                    ARTICLE 3
                                CORPORATE OBJECTS

3.1       RESTRICTIONS ON BUSINESS

          The Corporation is a limited purpose corporation whose objective shall be to maximize Distributable Cash Flow through the Partnership Interests (and any property and/or assets that are acquired or received by the Corporation in accordance with Subsection 3.1(b)(i)) and to distribute all Distributable Cash Flow to holders of the Class A Common Shares and Class B Non-Voting Shares and, in connection therewith, the Corporation:

     (a) shall, at the end of each Distribution Period, distribute all Distributable Cash Flow to holders of its Class A Common Shares and Class B Non-Voting Shares by way of dividends or other distributions, subject to the other provisions of these articles and to applicable law; and

     (b) shall not, directly or indirectly, carry on any business, purchase or otherwise acquire or sell, transfer or otherwise dispose of any assets or exercise any powers other than:

          (i) holding the Partnership Interests and not selling, transferring or otherwise disposing of all or any part of either Partnership Interest except (A) in accordance with a sale, transfer or other disposition carried out pursuant to the terms of the partnership agreement governing the applicable Partnership or (B) on the liquidation, dissolution or wind-up of the applicable Partnership, in which case the Corporation shall hold the property and/or assets that are acquired or received by the Corporation as a result of such sale, transfer or other disposition or such liquidation, dissolution or wind-up and shall deal with such property and/or assets as the Board of Directors considers appropriate in the ordinary course of the Corporation's business;


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                                       A2


          (ii) performing its obligations and exercising its rights under any agreements entered into by the Corporation in connection with the Arrangement and any other agreements entered into by the Corporation in the ordinary course of the Corporation's business;

          (iii) issuing shares (or rights, warrants, convertible securities or options to acquire shares) for valuable consideration provided that (A) any such issuance is consistent with the Corporation's articles, and (B) no Class A Common Shares (or rights, warrants, convertible securities or options to acquire Class A Common Shares) may be issued except in connection with a stock dividend, a stock split or similar event that affects all holdings of Class A Common Shares in the same manner, on a per share basis;

          (iv) borrowing money upon the credit of the Corporation, and granting security therefor, in the ordinary course of the Corporation's business;

          (v) temporarily holding cash in interest bearing accounts, short-term government debt or short-term investment grade corporate debt for the purposes of paying the expenses of the Corporation, making dividends or other distributions to shareholders of the Corporation and carrying out any other activities in the ordinary course of the Corporation's business;

          (vi) satisfying the obligations, liabilities or indebtedness of the Corporation; and

          (vii) engaging in any acts or exercising any powers necessary or desirable to carry out the ordinary course of the Corporation's business, including as provided in the articles and by-laws of the Corporation.

3.2       AMENDMENTS TO RESTRICTIONS ON BUSINESS

          In addition to any other approvals required by the Act, the foregoing restrictions and limitations may only be amended, supplemented, repealed or otherwise modified by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of each class of the Corporation's issued and outstanding Class A Common Shares and Class B Non-Voting Shares, each voting separately as a class, duly called for that purpose. The formalities to be observed in respect of the giving of notice of any such meeting or any adjourned meeting and the conduct thereof shall be those from time to time required by the Act and prescribed in the by-laws of the Corporation with respect to meetings of shareholders.

                                   ARTICLE 4
                            AUTHORIZED SHARE CAPITAL

4.1 The Corporation is authorized to issue (i) an unlimited number of Class A Common Shares, (ii) an unlimited number of Class B Non-Voting Shares, and (iii) that number of Class C Preferred Shares equal to the number of issued and outstanding Common Shares of Hemosol Inc. immediately prior to the Effective Time, as such number may be reduced in accordance with Section 5.4.6 hereof.

                                       A3


          In addition to any other approvals required by the Act, the Corporation shall not create any shares ranking in priority to or on a parity with the Class A Common Shares or the Class B Non-Voting Shares without the prior approval of the holders of each class of the Corporation's shares by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of each class of the Corporation's issued and outstanding shares, voting separately as a class, duly called for that purpose. The formalities to be observed in respect of the giving of notice of any such meeting or any adjourned meeting and the conduct thereof shall be those from time to time required by the Act and prescribed in the by-laws of the Corporation with respect to meetings of shareholders.

                                   ARTICLE 5
                                SHARE CONDITIONS

5.1       PROVISIONS ATTACHING TO THE CLASS A COMMON SHARES

          The Class A Common Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

5.1.1     DIVIDENDS

          Subject to the prior rights of the holders of the Class C Preferred Shares and any other shares ranking senior to the Class A Common Shares and the Class B Non-Voting Shares with respect to priority in the payment of dividends, the holders of Class A Common Shares and the holders of Class B Non-Voting Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the Board of Directors (provided that no dividends shall be declared on or prior to October 31, 2004) out of Distributable Cash Flow, in such amount and in such form as the Board of Directors may from time to time determine and all dividends which the Board of Directors may declare on the Class A Common Shares and the Class B Non-Voting Shares shall be declared and paid in equal amounts per share on all Class A Common Shares and Class B Non-Voting Shares at the time outstanding without preference or distinction; provided that dividends may be declared and paid on the Class B Non-Voting Shares in advance of dividends declared and paid on the Class A Common Shares so long as the aggregate amount per share of all dividends declared and paid on the Class A Common Shares in any fiscal year of the Corporation equals (without regard to the timing of payment of such dividends) the aggregate amount per share of all dividends declared and paid on the Class B Non-Voting Shares in such fiscal year of the Corporation. Such dividends shall be paid by cheques of the Corporation payable at par at any branch of the Corporation's bankers for the time being in Canada issued in respect of such dividends or in such other manner as is required by the Corporation's bankers or as required by law (less any tax required to be withheld by the Corporation) and payment thereof shall satisfy such dividends. Dividends which are represented by a cheque which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation.

                                       A4


5.1.2     DISSOLUTION

          In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of the Class C Preferred Shares and any other shares ranking senior to the Class A Common Shares and Class B Non-Voting Shares with respect to priority in the distribution of assets upon dissolution, liquidation, winding-up or distribution for the purpose of winding-up, the holders of the Class A Common Shares and the holders of the Class B Non-Voting Shares shall be entitled to receive the remaining property and assets of the Corporation in equal amounts per share without preference or distinction.

5.1.3     VOTING RIGHTS

          Subject to Section 5.8, the holders of the Class A Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each Class A Common Share held at all meetings of the shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.

5.2       PROVISIONS ATTACHING TO THE CLASS B NON-VOTING SHARES

          The Class B Non-Voting Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

5.2.1     DIVIDENDS

          Subject to the prior rights of the holders of the Class C Preferred Shares and any other shares ranking senior to the Class B Non-Voting Shares and the Class A Common Shares with respect to priority in the payment of dividends, the holders of Class B Non-Voting Shares and the holders of Class A Common Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the Board of Directors (provided that no dividends shall be declared on or prior to October 31, 2004) out of Distributable Cash Flow, in such amount and in such form as the Board of Directors may from time to time determine and all dividends which the Board of Directors may declare on the Class B Non-Voting Shares and the Class A Common Shares shall be declared and paid in equal amounts per share on all Class B Non-Voting Shares and Class A Common Shares at the time outstanding without preference or distinction; provided that dividends may be declared and paid on the Class B Non-Voting Shares in advance of dividends declared and paid on the Class A Common Shares so long as the aggregate amount per share of all dividends declared and paid on the Class A Common Shares in any fiscal year of the Corporation equals (without regard to the timing of payment of such dividends) the aggregate amount per share of all dividends declared and paid on the Class B Non-Voting Shares in such fiscal year of the Corporation. Such dividends shall be paid by cheques of the Corporation payable at par at any branch of the Corporation's bankers for the time being in Canada issued in respect of such dividends or in such other manner as is required by the Corporation's bankers or as required by law (less any tax required to be withheld by the Corporation) and payment thereof shall satisfy such dividends.

                                       A5


Dividends which are represented by a cheque which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation.

5.2.2     DISSOLUTION

          In the event of the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of the Class C Preferred Shares and any other shares ranking senior to the Class B Non-Voting Shares and the Class A Common Shares with respect to priority in the distribution of assets upon dissolution, liquidation, winding-up or distribution for the purpose of winding-up, the holders of the Class B Non-Voting Shares and the holders of the Class A Common Shares shall be entitled to receive the remaining property and assets of the Corporation in equal amounts per share without preference or distinction.

5.2.3     VOTING RIGHTS

          Subject to applicable law and any other provisions of the articles of the Corporation, the holders of the Class B Non-Voting Shares shall not be entitled to receive notice of, nor to attend nor vote at any meetings of the shareholders of the Corporation; provided that in the event that holders of the Class B Non-Voting Shares are entitled by law or the articles of the Corporation to vote at a meeting of holders of Class B Non-Voting Shares, the holders of Class B Non-Voting Shares shall have one vote for each Class B Non-Voting Share held.

5.3       PROVISIONS ATTACHING TO THE CLASS C PREFERRED SHARES

          The Class C Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

5.3.1     DIVIDENDS

5.3.2 The holders of the Class C Preferred Shares, in priority to the Class A Common Shares and the Class B Non-Voting Shares and any other shares ranking junior to the Class C Preferred Shares, shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the Board of Directors out of the moneys of the Corporation properly applicable to the payment of dividends, fixed preferential cumulative cash dividends at the rate of 0.25% of the Class C Redemption Amount (as defined below) per month payable monthly within ten days of the end of each month in each year. Dividends on the Class C Preferred Shares shall accrue from, but not including, the date of issue of such shares. Such dividends shall be paid by cheques of the Corporation payable at par at any branch of the Corporation's bankers for the time being in Canada issued in respect of such dividends or in such other manner as is required by the Corporation's bankers or as required by law (less any tax required to be withheld by the Corporation) and payment thereof shall satisfy such dividends. Dividends which are represented by a cheque which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation. If on any dividend payment date the dividend payable on such date is not paid in full on all the Class C Preferred Shares then issued and

                                       A6


outstanding, such dividends or the unpaid part thereof shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys properly applicable to the payment of same. The holders of the Class C Preferred Shares shall not be entitled to any dividends other than or in excess of the fixed preferential cumulative cash dividends hereinbefore provided for.

5.3.3 No dividends shall at any time be declared or paid or set apart for payment on the Class A Common Shares and the Class B Non-Voting Shares or on any shares of any other class of the Corporation ranking junior to the Class C Preferred Shares and the Corporation shall not call for redemption nor purchase or otherwise acquire for value less than all the then outstanding Class C Preferred Shares nor purchase or otherwise acquire for value any Class A Common Shares, Class B Non-Voting Shares or any shares of any other class of the Corporation ranking junior to the Class C Preferred Shares so long as any Class C Preferred Shares are outstanding unless in each case all dividends, up to and including the dividend payable on the last preceding dividend payment date, on the Class C Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption, purchase or other acquisition for value.

5.3.4     DISSOLUTION

          In the event of the dissolution, liquidation or winding-up of the Corporation or other distribution of assets of the Corporation among shareholders for the purpose of winding up its affairs, the holders of the Class C Preferred Shares shall be entitled to receive from the assets and property of the Corporation for each Class C Preferred Share held by them respectively the Class C Redemption Amount (as defined in Section 5.4) together with all accrued and unpaid preferential cumulative cash dividends thereon (which for such purpose shall be calculated as if such dividends were accruing from day to day for the period from the expiration of the last period for which cumulative dividends have been paid up to but excluding the date of distribution) before any amount shall be paid or any assets or property of the Corporation distributed to the holders of any Class A Common Shares, Class B Non-Voting Shares or shares of any other class ranking junior to the Class C Preferred Shares. After payment to the holders of the Class C Preferred Shares of the amounts so payable to them as above provided, they shall not be entitled to share in any further distribution of the assets or property of the Corporation.

5.4       REDEMPTION BY THE CORPORATION

5.4.1     In this Section 5.4, the "Class C Redemption Amount" for each
Class C Preferred Share shall be the amount equal to: (i) $70,672,000 minus the value of the Convertible Securities and Options assumed by New Hemosol divided by (ii) the number of issued and outstanding Class C Preferred Shares, subject to adjustment as provided in Section 5.4.2.

5.4.2 The aggregate Class C Redemption Amount (which shall be determined by multiplying the total number of issued and outstanding Class C Preferred Shares by the Class C Redemption Amount) shall be deemed to be reduced, on a dollar-for-dollar basis and nunc pro tunc, by an amount equal to any amounts released from escrow and paid to the Corporation pursuant to the terms of the Escrow Agreement.

                                       A7


5.4.3 Subject to the provisions of subsection 32(2) of the Act, the Corporation may redeem at any time all but not less than all of the then outstanding Class C Preferred Shares on payment, in cash or in kind, for each share to be redeemed, the Class C Redemption Amount together with all accrued and unpaid preferential cumulative cash dividends thereon (which for such purpose shall be calculated as if the dividends on the Class C Preferred Shares to be so redeemed were accruing from day to day for the period from the expiration of the last period for which cumulative dividends have been paid up to but excluding the date of such redemption).

5.4.4 In the case of redemption of Class C Preferred Shares under the provisions of Section 5.4.3 hereof, the Corporation shall, on the date determined by the Corporation for redemption pay or cause to be paid to or to the order of each registered holder of the Class C Preferred Shares to be redeemed the Class C Redemption Amount and any other amounts required by Section
5.4.3 for each Class C Preferred Share registered in the name of such holder on presentation and surrender of the certificates representing the Class C Preferred Shares redeemed at the registered office of the Corporation or any other place or places designated by the Corporation. On and after the date of redemption, the Class C Preferred Shares called for redemption shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Class C Redemption Amount and any other amounts required by Section 5.4.3 in respect thereof shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the shareholders shall remain unaffected.

5.4.5 The Corporation shall have the right at any time on and after the date determined by the Corporation for redemption of the Class C Preferred Shares to deposit the redemption price of the shares so called for redemption to a special account in a specified chartered bank or a specified trust company in Canada, to be paid without interest to or to the order of the respective holders of such Class C Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same. Upon such deposit being made, the Class C Preferred Shares in respect whereof such deposit shall have been made shall be deemed to be redeemed and all rights of the holders thereof after such deposit shall be limited to receiving without interest their proportionate part of the total Class C Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively. Any interest allowed on any such deposit shall belong to the Corporation. Redemption moneys that are represented by a cheque which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed (including moneys held on deposit to a special account as provided for above) for a period of six years from the date specified for redemption shall be forfeited to the Corporation.

5.4.6 Upon the redemption of the Class C Preferred Shares under the provisions of Section 5.4.3, the number of authorized Class C Preferred Shares shall be reduced by the number of Class C Preferred Shares so redeemed.

5.5       VOTING RIGHTS

          Subject to applicable law and any other provisions of the articles of the Corporation, the holders of Class C Preferred Shares shall not be entitled to receive notice of, nor to attend nor vote at any meetings of the shareholders of the Corporation; provided that in the

                                       A8


event that holders of Class C Preferred Shares are entitled to vote at a meeting of holders of Class C Preferred Shares, the holders of Class C Preferred Shares shall have one vote for each Class C Preferred Share held.

5.6       PRIORITY

          The Class A Common Shares and the Class B Non-Voting Shares shall rank on parity and junior to the Class C Preferred Shares and shall be subordinate in all respects to the rights, privileges, restrictions and conditions attaching to the Class C Preferred Shares.

5.7       SPECIFIED OFFER

5.7.1     DEFINED TERMS

          In this Section 5.7, the following terms shall have the following meanings, respectively:

     (a) "BID PRICE" means the consideration for each Class A Common Share and each Class B Non-Voting Share offered to holders of Class A Common Shares and holders of Class B Non-Voting Shares, respectively, under the Required Bids which consideration shall have a fair market value of not less than the average of the fair market value of a Class A Common Share on the date that the Required Bids are made as determined in writing by two nationally recognized investment banking firms retained by the Offeror for the purpose of providing such valuation in connection with the Required Bids.

     (b) "DESIGNATED NUMBER" means the number of Class A Common Shares that are subject to a Specified Offer, together with the Offeror's Class A Common Shares.

     (c) "GROUP" means Persons who would constitute a group for purposes of subsection 111(5) of the Tax Act.

     (d)  "OFFER DATE" means the date on which a Specified Offer is made.

     (e)  "OFFER TO ACQUIRE" includes:

          (i) an offer to purchase, a public announcement of an intention to make an offer to purchase, or a solicitation of an offer to sell, securities;

          (ii) the receipt of an offer to sell securities, whether or not such offer to sell has been solicited,

          or any combination thereof, and the Person receiving an offer to sell shall be deemed to be making an Offer to Acquire to the Person that made the offer to sell.

     (f) "OFFEROR" means a Person that makes an Offer to Acquire Class A Common Shares, and includes any Persons related to such Person for purposes of the Tax

                                       A9


          Act or any other Person that is acting jointly or in concert with such Person or who would, together with such Person (and other Persons), constitute a Group.

     (g) "OFFEROR'S CLASS A COMMON SHARES", on any date, means the number of Class A Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised (including any combination of the foregoing), on the relevant date by the Offeror either alone or together with a Group.

     (h) "REQUIRED BIDS" means the concurrent offers required to be made to all holders of Class A Common Shares and to all holders of Class B Non-Voting Shares in the circumstances provided in Section 5.7.2.

     (i) "SPECIFIED OFFER" means an Offer to Acquire Class A Common Shares made by an Offeror where the number of Class A Common Shares subject to the Offer to Acquire (the "SPECIFIED OFFER SHARES"), together with the Offeror's Class A Common Shares on the Offer Date, would constitute in the aggregate more than 50% of the total issued and outstanding Class A Common Shares on the Offer Date.

     (j)  "SPECIFIED OFFER SHARES" has the meaning set out in Subsection
          5.7.1(i).

5.7.2 CONDITION PRECEDENT TO ACQUISITION OF CLASS A COMMON SHARES PURSUANT TO A SPECIFIED OFFER

          An Offeror shall not acquire any Class A Common Shares under a Specified Offer without first complying with the provisions of this Section
5.7.2. Prior to, and as a condition precedent to, the acquisition by an Offeror of any Class A Common Shares under a Specified Offer, the Offeror shall make concurrent offers to acquire Class A Common Shares and Class B Non-Voting Shares for consideration for each Class A Common Share and each Class B Non-Voting Share equal to the Bid Price, on the same terms, except as to the number of shares subject to the offers, which offers shall comply with the provisions of applicable securities legislation relating to a formal take-over bid (whether or not such offers are required by law to so comply) (the "REQUIRED BIDS"):

     (a) to all holders of Class A Common Shares for such number of Class A Common Shares as is equal to the number of Specified Offer Shares; and

     (b) to all holders of Class B Non-Voting Shares for such number of Class B Non-Voting Shares that is equal to the lesser of:

          (i) A x B, where A equals the Designated Number of Class A Common Shares divided by the total number of issued and outstanding Class A Common Shares on the Offer Date and B equals the total number of issued and outstanding Class B Non-Voting Shares on the date that the Required Bids are made; and

          (ii) the number of issued and outstanding Class B Non-Voting Shares excluding those that are beneficially owned, or over which control or

                                      A10


                  direction is exercised, on the date that the Required Bids are made (including any combination of the foregoing) by the Offeror;

          provided that:

     (c) no shares may be taken-up or paid for under either of the Required Bids, unless all shares tendered to each of the Required Bids are taken-up and paid for concurrently; and

     (d) the Offeror shall issue a press release following the expiry of the Required Bids and one Business Day prior to the take-up of any shares tendered to the Required Bids, which press release shall disclose:

          (i) the approximate number of Class A Common Shares and Class B Non-Voting Shares tendered to the Required Bids; and

          (ii) whether a sufficient number of Class A Common Shares has been tendered to the Required Bids such that the Offeror would acquire, on take-up and payment for such shares, when added to the Offeror's Class A Common Shares on the date of take-up, more than 50% of the total issued and outstanding Class A Common Shares on the date of take-up.

5.8       FAILURE TO COMPLY

          In the event that an Offeror acquires, directly or indirectly, more than 50% of the total issued and outstanding Class A Common Shares in violation of Section 5.7, then, effective on the completion of such acquisition and during such time that the Offeror's Class A Common Shares constitute more than 50% of the total issued and outstanding Class A Common Shares, the total number of votes attaching to the Offeror's Class A Common Shares shall equal the difference between: (a) the total number of issued and outstanding Class A Common Shares, and (b) the number of the Offeror's Class A Common Shares, and, for greater certainty, the Class A Common Shares other than the Offeror's Class A Common Shares shall continue to have one vote per share.